News Release

Exhibit 99.1

CELLSTAR ANNOUNCES THE COMPLETION OF THE SALE OF ITS U.S. AND
MIAMI-BASED LATIN AMERICAN OPERATIONS TO BRIGHTPOINT

COPPELL, TEXAS — March 30, 2007 — CellStar Corporation (OTC Pink Sheets: CLST) today announced that the Company has completed the sale of its U.S. and Miami-based Latin American operations to wholly-owned subsidiaries of Brightpoint, Inc.  Substantially all of the assets of the U.S. and Miami operations were sold for a purchase price of $88.0 million which was reduced, pursuant to the terms of the purchase agreement, to $62.4 million based on a preliminary estimate of net asset adjustments.  The purchase price is subject to further adjustments as the net asset adjustments and other matters set forth in the definitive agreement are finalized.  In conjunction with the closing, the Company paid in full amounts owed under its loan agreements with Wells Fargo Foothill and CapitalSource Finance.

As previously announced, the Company expects to close the sale of its Mexico operations as soon as practicable.

This news release contains forward-looking statements, as defined in the Private Securities
Litigation Reform Act of 1995.  A variety of factors could cause the Mexico transaction not to close.

Contact:	Sherrian Gunn
972-462-3530
ir@cellstar.com

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601 S. Royal Lane ∙ Coppell, Texas ∙ 75019 ∙ 972/ 462-2700 ∙ 800/ 723-9070